EXHIBIT 21.1

Subsidiaries of Globus Medical, Inc.

The following is a list of our subsidiaries as of December 31, 2023, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary as defined by Rule 1-02(w) of Regulation S-X.

Subsidiary	Jurisdiction
Globus Medical North America, Inc.	Pennsylvania
Branch Medical Group, LLC	Delaware
NuVasive, Inc.	Delaware
NuVasive Technology International Limited	Malta
KB Medical SA	Switzerland
Synoste OY	Finland
Nemaris Inc.	Delaware
Globus Medical SARL	Switzerland
MIS Spine Comercials de R.L. de C.V.	Mexico
Globus Medical Brazil LDTA	Brazil
Globus Medical Italy S.r.l	Italy
American Neuromonitoring Associates, P.C.	Maryland
Simplify Medical Pty.	Australia
Globus Medical Netherlands Biologics	Netherlands
NuVasive Netherlands Coopertief U.A.	Netherlands
NuVasive Netherlands B.V.	Netherlands
NuVasive Clinical Services Monitoring Inc.	Delaware
NuVasive Japan K.K.	Japan
NuVasive Specialized Orthopedics, Inc.	Delaware
NuVasive Germany GmbH	Germany
NuVasive Italia S.r.l.	Italy
Globus Medical Japan GK	Japan
NuVasive (AUST/NZ) Pty. Ltd.	Australia